                                                               EXHIBIT 10(xxxiv)

                                                       (AMERICAN GREETINGS LOGO)

ONE AMERICAN ROAD
CLEVELAND, OHIO 44144-2398
216/252-7300 o FAX 216/252-6778


                                                         June 24, 2004


James C. Spira
American Greetings Corp.
One American Road
Cleveland, OH 44144

Dear Jim,

I would like to confirm with you our agreement concerning your ongoing work for American Greetings. We agreed that all the terms of the June 26, 2003 employment agreement will continue, with these changes:

     o you will continue part-time until June 25, 2005, working 3 days every two months.

     o    your focus will be on four major initiatives:

               1.   supply chain transformation

               2.   growth initiatives

               3.   redesign of the information technology infra-structure

               4.   Wal-Mart business model

     o    your pay will be $4,500 every month

If there are any other projects that require more than the three days every two months, we will discuss and agree on the additional amount of time and pay.

All the other benefits and provisions in that June 26 letter will continue.

Jim, thanks very much for your continued support, your expertise and your wisdom. I truly appreciate your efforts.

If you agree with these changes, please sign a copy of this letter and return it to me.

                                             Sincerely,

                                             /s/ Zev Weiss
                                             -------------------------------
                                             Zev Weiss

I agree to these employment terms.

/s/ James C. Spira
----------------------------------
James C. Spira

                                                       (AMERICAN GREETINGS LOGO)

ONE AMERICAN ROAD
CLEVELAND, OHIO 44144-2398
216/252-7300 o FAX 216/252-6778



                                  June 26, 2003



James C. Spira
American Greetings Corporation
One American Road
Cleveland, OH 44144

Dear Jim,

         This letter confirms the terms your employment with American Greetings after the expiration on June 25, 2003 of your Employment Agreement dated September 25, 2001. Your employment with American Greetings will continue on a part-time basis from June 26, 2003 through June 25, 2004 (the "Term"). We have agreed that you will work approximately 100 days during the Term. You and I will mutually schedule the actual dates.

         Your annual base salary during the Term will be $300,000, payable in semi-monthly installments, less payroll taxes and other withholdings. You will be eligible for those benefit programs normally offered to part-time employees, which include the following:

         A. The healthcare plan of your choice (from among those plans American Greetings provides to employees), with coverage for you and your spouse, receiving 80% of the allowance normally given to a full-time employee at your level;

         B.       Group life insurance of $5,000;

         C.       Group accidental death and dismemberment insurance of $5,000;

         D.       Temporary disability benefits;

         E.       Flexible spending account; and

         F.       Retirement Profit Sharing and Savings Plan.

         You will not be eligible for any long-term disability coverage. Similarly, you will not participate in any stock option plan (other than for those options and shares granted to you under the terms of the September 25, 2001 agreement) or any cash incentive plan. You will not be eligible to receive a car, a car allowance or any payments related to the use and maintenance of a car.

June 26, 2003
James C. Spira


         During the Term, your employment with American Greetings is terminable at will. It may be terminated by either you or the Company at any time for any reason or for no reason. Upon expiration of the Term, your active employment will end. If you initiate the termination your employment prior to completion of the Term, American Greetings shall end all salary and benefits payments granted to you under this letter agreement as of the day of the termination. If American Greetings initiates the termination of your employment prior to the end of the Term, it shall continue to pay to you all salary and benefits described above through the end of the Term, as though you had continued your employment through the end of the Term.

         If you complete your employment through the end of the Term (or you are deemed to have completed it because American Greetings has terminated your employment prior to the end of the Term), in addition to the salary and benefits described above, you will be considered to be an active part-time employee until the later of the end of the month in which you or your spouse turns 65. Until the end of the month in which both you and your spouse are age 65, the Company will make available to you healthcare benefit alternatives comparable to those made available to active part-time associates in Cleveland. You will pay the full premium that would be paid by an active part-time associate at the senior officer level for such coverage. After both you and your spouse reach age 65, you will not be eligible for any Company provided healthcare benefits.

         During the Term you will continue to be bound by paragraph 4 of the Employment Agreement dealing with confidential and trade secret information, paragraph 5 dealing with non-competition and non-disparagement, and paragraph 8.d. dealing with resolution of disputes.

         Please indicate your agreement by signing a copy of this letter and returning it to me.

                                    Sincerely,


                                    /s/ Zev Weiss
                                    --------------------------------
                                    Zev Weiss


I agree to employment on the terms stated in this letter.


/s/ James C. Spira
------------------------------------------------------
James C. Spira